Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

THE CERTIFICATE OF INCORPORATION OF

AGILYSYS, INC.

Agilysys, Inc. (the “Corporation”), a corporation organized and existing under the laws and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1.
This Certificate of Amendment (the “Certificate of Amendment”) amends the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) filed with the Secretary of State of the State of Delaware on February 2, 2022, and has been duly adopted by the Board of Directors of the Corporation in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and by the stockholders of the Corporation in accordance with Section 242 of the DGCL at an annual meeting held on August 21, 2023.
2.
Article VII, Section 1 of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

“ARTICLE VII – LIMITATION OF DIRECTOR AND OFFICER LIABILITY

Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not eliminate or limit the liability of (a) a director or officer for any breach of the director's or officer’s duty of loyalty to the Corporation or its stockholders, (b) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) a director under Section 174 of the DGCL, (d) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (e) an officer in any action by or in the right of the Corporation. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.”

3.
Except as amended hereby, all other provisions of the Certificate of Incorporation shall remain in full force and effect.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Kyle C. Badger, its Senior Vice President, General Counsel and Secretary, this 11th day of September, 2023.

AGILYSYS, INC.

By:	/s/ Kyle C. Badger
Name:	Kyle C. Badger
Title:	Senior Vice President, General Counsel and Secretary